WILLIAMS & WEBSTER, P.S.
                   Certified Public Accountants
                       601 West Riverside
                            Suite 1970
                 Spokane, Washington   99201-0611
                          (509) 838-8111
                        FAX (509) 624-5001




             CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
IGG International, Inc.
Cambridge, Massachusetts


We consent to the use of our reports dated March 22, 1996, August 12, 1996, on the financial statements of IGG International, Inc. as of December 31, 1995 and June 30, 1996, respectively, and the inclusion of our name under the headings "Selected Financial Data" and "Experts" in the prospectus.

/s/ Williams & Webster P.S.

Williams & Webster, P.S.
(formerly Kevin J. Williams & Co.)
Spokane, Washington

November 11, 1996